CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 29, 2025, relating to the financial statements and financial highlights of Performance Trust Municipal Bond Fund, a series of Trust for Professional Managers, which are included in Form N-CSR for the year ended August 31, 2025, and to the references to our firm under the headings “Additional Information”, “Financial Highlights” and “Exhibit A – Form of Agreement and Plan of Reorganization” in the Information Statement/Prospectus and “Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
October 19, 2026